Exhibit 99.1

Contact:

Mohamad Tabrizi

Senior Director, Corporate Communications

650-462-5900

DEPOMED REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

MENLO PARK, Calif., August 7, 2007 – Depomed, Inc. (NASDAQ: DEPO) today reported financial results for the quarter ended June 30, 2007.

Depomed reported a net loss of $9.0 million, or 20 cents per share, for the second quarter of 2007 compared to a net loss of $9.9 million or 24 cents per share for the second quarter of 2006.  Cash, cash equivalents and marketable securities at quarter end were $35.4 million, which excludes an additional $17.5 million payment received in July 2007 pursuant to its previously disclosed termination agreement with Esprit Pharma.

Revenues increased to $3.6 million in the second quarter of 2007 from $2.2 million in the same period of 2006. Product sales were $2.5 million and Depomed recognized $1.1 million of license revenue related to amortization of license fees previously received from Esprit and Biovail.  Operating expenses for the quarter ended June 30, 2007 were $12.5 million compared to $11.7 million for the same period in 2006.  The increase was primarily due to expenses associated with the commercialization of Glumetza™. Stock-based compensation expense for the second quarter of 2007 was $0.6 million.

“The second quarter of 2007 was a very active quarter for us,” said John F. Hamilton, chief financial officer of Depomed.  “We announced the completion of a $20 million financing and began enrollment for our Phase 2 clinical trial for Gabapentin GR™ to treat menopausal hot flashes.  In addition, we continued to support the commercialization efforts of our marketing partner King Pharmaceuticals and have been pleased to see continuing increasing prescriptions for Glumetza.” Mr. Hamilton continued. “The third quarter has been newsworthy and on today’s conference call we will discuss next steps for our Gabapentin GR post herpetic neuralgia product candidate following the disappointing Phase 3 results. We will also discuss the realignment of commercialization partners for ProQuin® XR which we recently reacquired along with a $17.5 million payment.”

Depomed will host a conference call and webcast to discuss second quarter 2007 financial results and other aspects of its business today, Tuesday, August 7, at 5:00 p.m. ET.  The webcast can be accessed on the investor section of the Depomed website at www.depomedinc.com.

About Depomed

Depomed, Inc., is a specialty pharmaceutical company with two approved products on the market and other product candidates in its pipeline.  The company utilizes its proven, proprietary AcuForm™ drug delivery technology to improve existing oral medications, allowing for extended, controlled release of medications to the upper gastrointestinal tract.  Benefits of AcuForm-enhanced pharmaceuticals include the convenience of once-daily administration, improved treatment tolerability and enhanced compliance and efficacy.  Glumetza™ (metformin hydrochloride extended release tablets) is approved for use in adults with type 2 diabetes and is being marketed in the United States by King Pharmaceuticals and in Canada by Biovail Corporation.  ProQuin® XR (ciprofloxacin hydrochloride) extended release tablets are approved in the United States for the once-daily treatment of uncomplicated urinary tract infections and will be marketed in the United States by Watson Pharma. Product candidate Gabapentin GR™ is currently in clinical development for the treatment of two pain indications.  A Phase 2 clinical trial of Gabapentin GR in menopausal hot flashes is also underway.  Additional information about Depomed may be found on its web site, www.depomedinc.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to those related to our expectations regarding collaborative relationships and the performance of our marketing partners; our research and development efforts, including pre-clinical and clinical testing; regulation by the FDA and other government agencies; the timing of regulatory applications and product launches; and other risks detailed in the company’s Securities and Exchange Commission filings, including the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.  You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.  The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

-more-

DEPOMED, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue:
Product sales	$2,502	$1,165	$3,833	$1,265
Royalties	45	80	79	430
License revenue	1,059	893	3,523	1,786
Collaborative revenue	2	75	2	75
Total revenues	3,608	2,213	7,437	3,556

Costs and expenses:
Cost of sales	569	1,051	874	1,125
Research and development	6,129	6,768	14,701	12,452
Selling, general and administrative	6,323	4,898	12,550	8,830
Total costs and expenses	13,021	12,717	28,125	22,407

Loss from operations	(9,413)	(10,504)	(20,688)	(18,851)

Interest and other income	456	586	866	1,181

Net loss before income taxes	(8,957)	(9,918)	(19,822)	(17,670)

Provision for income taxes	(3)	—	(4)	—

Net loss	(8,960)	(9,918)	(19,826)	(17,670)

Deemed dividend on preferred stock	(170)	(162)	(337)	(335)

Net loss applicable to common stock shareholders	$(9,130)	$(10,080)	$(20,163)	$(18,005)

Basic and diluted net loss applicable to common stock shareholders per common share	$(0.20)	$(0.24)	$(0.46)	$(0.44)

Shares used in computing basic and diluted net loss per common share	46,233,946	41,517,862	44,166,899	41,182,550

DEPOMED, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2007	2006
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$9,554	$14,574
Marketable securities	20,711	16,985
Accounts receivable	1,312	7,127
Unbilled accounts receivable	421	1,955
Inventories	4,393	4,483
Prepaid and other current assets	2,003	2,756
Total current assets	38,394	47,880
Marketable securities	5,106	1,999
Property and equipment, net	2,108	2,541
Other assets	197	197
	$45,805	$52,617
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,561	$4,886
Accrued compensation	1,295	1,818
Accrued clinical trial expense	1,072	726
Accrued promotion fee expense	663	2,340
Other accrued liabilities	2,722	3,088
Deferred product sales	3,486	4,825
Deferred license revenue	4,438	4,600
Other current liabilities	56	56
Total current liabilities	16,293	22,339
Deferred license revenue, non-current portion	54,623	57,483
Other long-term liabilities	56	84
Commitments
Shareholders’ deficit:
Preferred stock, no par value, 5,000,000 shares authorized; Series A convertible preferred stock, 25,000 shares designated, 18,158 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively, with an aggregate liquidation preference of $18,159	12,015	12,015
Common stock, no par value, 100,000,000 shares authorized; 47,630,945 and 42,029,411 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	166,767	144,820
Accumulated deficit	(203,937)	(184,111)
Accumulated other comprehensive loss	(12)	(13)
Total shareholders’ deficit	(25,167)	(27,289)
	$45,805	$52,617

(1) Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.